SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 3, 1999

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

     Delaware                       333-29015                    59-2346270
 (State or other                   (Commission                (I.R.S. Employer
   Jurisdiction                    File Number)              Identification No.)
  of incorporation)

        100 NORTHFIELD STREET
       GREENWICH, CONNECTICUT                                        06830
(Address of principal executive offices)                           (Zip Code)

       Registrant's telephone number, including area code: (315) 422-9088

                      INFORMATION TO BE INCLUDED IN REPORT

Item 1.  Changes in Control of Registrant

         Not Applicable.

Item 2.  Acquisition or Disposition of Assets

         Not Applicable.

Item 3.  Bankruptcy or Receivership

         Not Applicable.

Item 4.  Changes in Registrant's Certifying Accountant

         Not Applicable.

Item 5.  Other Events

         Press Release

                        EQUIVEST FINANCE ANNOUNCES RECORD
                            SECOND QUARTER RESULTS -
                             Revenues Increase 390%
                            Net Income Increases 125%
                        And Earnings Per Share Grow 100%

      Greenwich, Connecticut (Business Wire) - August 3, 1999 - Equivest Finance, Inc. (NASD:EQUI) announced today its financial results for the second quarter of 1999 and the six months ended June 30, 1999.

      For the quarter ended June 30, 1999 revenues rose 390% to a record $25.4 million, compared with $5.2 million in the comparable quarter in 1998. Pretax net income rose 127% to $4.6 million, up from $2.0 million in the year earlier period. Net income was $2.8 million, up 125% from $1.2 million in 1998. Diluted earnings per share were $.10 on 26.1 million weighted average shares outstanding, up 100% from $.05 on 22.4 million shares in the year-earlier period. Total assets as of June 30, 1999 were $286.9 million, compared with $197.4 million at year-end 1998. Total capital at June 30, 1999 was $61.4 million, up from $53.5 million at year-end 1998.

      The results for the second quarter of 1999 represent the first full quarter that Equivest has reported revenues, expense and earnings including the results of a group of six resorts acquired from the Kosmas Group International ("KGI") on March 26, 1999. The results from the quarter ended June 30, 1998 did not include results of any of the six KGI resorts, acquired in March, 1999, or of the seven resorts of Eastern Resorts Corporation ("ERC"), which was acquired in August 1998.

      For the six months ended June 30, 1999, revenues were $38.5 million, up 274% from $10.3 million in the year earlier period. Pretax income rose 78% to $7.3 million, compared with $4.1 million in the comparable period. Net income for the six months rose 62% to $4.3 million compared with $2.7 million in the same period in 1998. Earnings per share were $.16 for the six months ended June 30, 1999, up 45% compared with $.11 the previous year, all of which increase took place in the second quarter. Net income in the first six months of 1998 benefited by the use of net operating loss carry forwards, which were fully utilized during the first quarter of 1998 and were not available in 1999.

      The six resorts in St. Thomas, USVI, New Orleans, LA, St. Augustine, FL, and Ocean City, MD acquired from KGI on March 26, 1999 had total revenues of approximately $11.5


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

million during the quarter. This compares with $9.0 million for ERC, the company's preexisting New England timeshare development division. The former KGI resorts had pretax income during the quarter of approximately $1.8 million, compared with approximately $1.7 million for the Company's seven ERC resorts.

      Results in the second quarter were benefited by recognition of deferred sales revenue of approximately $1.9 million due to completion of two new resort buildings containing 14 units in St. Thomas. Recognition of this deferred sales revenue resulted in approximately $.7 million of pretax income out of the total $1.8 million of pretax income for the quarter from the former KGI properties.

      During the second quarter of 1999, Equivest had $11.4 million in sales of vacation ownership intervals ("VOI's"), representing the largest component of revenue at 45%. Resort management operations generated $7.6 million in revenue, or 30% of total revenues. Interest income was $6.1 million, or 24% of overall revenue. This change in the source of overall revenues, as well as the increase in revenue volume, reflects the acquisition of both ERC and the KGI resorts.

      During the quarter ended June 30, 1999, the company had total VOI sales of $11.4 million, and total revenue from timeshare operations of $20.5 million. As a percent of VOI sales, the company's cost of sales was 23.8%, and sales and marketing expense was 42.5%. Resort operations expense was 84.1% of resort operations revenue. There were no comparable figures for the year earlier period. In the quarter ended June 30, 1999, interest expense as a percent of interest income was 53.2%, up from 34.8% in the year earlier period. General and administrative expense fell from 16.8% during the second quarter of 1998 to 9.6% during the quarter ended June 30, 1999.

      The company's loan portfolio grew 21% to $182 million during the second quarter of 1999, compared with $151 million as of June 30, 1998. During the quarter ended June 30, 1999, the company increased its total portfolio reserves and over collateralization to $34.6 million, or 19% of the overall loan portfolio, from $22.2 million or 15% at June 30, 1998. The allowance for doubtful accounts was $6.6 million at June 30, 1999, up 129% compared with $2.9 million at June 30, 1998.

      Richard C. Breeden, Chairman, President and Chief Executive Officer of Equivest commented: "This is the tenth consecutive quarter in which Equivest has posted a quarterly year-on-year increase in pretax profits exceeding 30%. In addition to setting new records for revenues, net income and earnings per share, during the quarter we made significant progress in cutting costs at the former KGI resorts. While the margins of the former KGI properties are not yet up to the levels at ERC, cost reductions to date enabled those locations to record solid profitability compared with much weaker performance prior to their acquisition. Earnings per share of $.10 during the second quarter of 1999 represented one-half the $.20 per share recorded for all of 1998."

      During the quarter, the company sold 1,075 VOI's, at an average price of $10,615. As of June 30, 1999 the company held 26,011 unsold VOI's in inventory, representing more than $275 million in potential gross sales proceeds at the current average sales price as of June 30, 1999.

      Equivest provides high quality vacation ownership opportunities at 13 resorts located on the eastern and Gulf coasts of the United States and in St. Thomas, USVI. Equivest now has more than 45,000 families in its customer base. Including its own 13 resorts, Equivest finances consumer purchases at nearly 80 resorts in the U.S., Canada and the Caribbean.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.


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

                     EQUIVEST FINANCE, INC. AND SUBSIDIARIES
                COMPARATIVE CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                   June 30, 1999    December 31, 1998
                                                   -------------    -----------------
ASSETS                                              (Unaudited)

Cash and cash equivalents                             $  3,010           $  3,487

Receivables, net                                       163,782            142,326

Investment in real estate joint venture                  5,017              2,971

Timeshare inventory                                     62,140             10,361

Deferred financing costs, net                            2,794              3,756

Cash - restricted                                        1,443              1,422

Accrued interest receivable                              1,411                971

Property and equipment, net                             14,926              3,048

Goodwill, net                                           26,903             27,247

Stock registration costs                                 1,688              1,480

Other assets                                             3,770                315
                                                      ========           ========
Total Assets                                          $286,884           $197,384
                                                      ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Accounts payable                                $  8,584           $  2,213
      Accrued expenses and other liabilities             8,318              3,985
      Taxes payable                                      7,943              1,994
      Deferred income taxes                              2,568              2,569
      Notes  payable                                   198,073            133,117
                                                      --------           --------
Total Liabilities                                      225,486            143,878
                                                      --------           --------
STOCKHOLDERS' EQUITY
   Cumulative Redeemable Preferred Stock--Series 2
   Class A, $3 par value;  15,000 shares authorized,
      10,000 shares Outstanding                             30                 30
   Common Stock, $.01 par value; 50,000,000
   shares authorized, 25,688,351 shares issued and
      outstanding in 1999, and 25,198,351 shares
      issued and outstanding in 1998                       257                252
   Additional paid-in capital                           51,071             49,115
   Retained earnings                                    10,040              4,109
                                                      --------           --------
        Total Preferred and Common Stock and
           Other Capital                                61,398             53,506
                                                      --------           --------
Total Liabilities and Stockholders' Equity            $286,884           $197,384
                                                      ========           ========


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


                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                    COMPARATIVE CONDENSED STATEMENT OF INCOME
                  (Dollars in thousands except per share data)

                                          Three months ended        Six months ended
                                               June 30,                  June 30,
                                            1999         1998         1999         1998
                                            ----         ----         ----         ----
                                      (unaudited)  (unaudited)  (unaudited)  (unaudited)

Revenues:
  Interest                               $ 6,066      $ 4,938      $11,587      $ 9,707
  Timeshare interval sales                11,411           --       16,343           --
  Resort operations                        7,608           --        9,878           --
  Other income                               354          257          644          571
                                         -------      -------      -------      -------
     Total revenues                       25,439        5,195       38,452       10,278

Expenses:
  Interest                                 3,229        1,719        5,450        3,372
  Cost of timeshare intervals sold         2,719           --        3,894           --
  Sales and marketing                      4,852           --        6,970           --
  Resort management                        6,396           --        8,529           --
  Depreciation and amortization              851          369        1,599          710
  Provision for doubtful receivables         395          225          829          450
  General and administrative               2,443          874        3,839        1,631
                                         -------      -------      -------      -------
     Total expenses                       20,885        3,187       31,110        6,163
                                         -------      -------      -------      -------

Income before provision for taxes          4,554        2,008        7,342        4,115

Provision for income taxes                 1,800          785        3,000        1,440
                                         -------      -------      -------      -------

Net income                               $ 2,754      $ 1,223      $ 4,342      $ 2,675
                                         =======      =======      =======      =======

Basic earnings per common share          $  0.10      $  0.05      $  0.16      $  0.11
Diluted earnings per common share        $  0.10      $  0.05      $  0.16      $  0.11


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data

                                                   Three months ended             Six months ended
                                                        June 30,                      June 30,
                                                  1999           1998           1999           1998
                                                  ----           ----           ----           ----
                                            (unaudited)    (unaudited)    (unaudited)    (unaudited)
Revenues:
As a percentage of total revenues:
  Interest                                        23.8%          95.0%          30.1%          94.4%
  Timeshare interval sales                        44.9%            --%          42.5%            --%
  Resort operations                               29.9%            --%          25.7%            --%
  Other income                                     1.4%           5.0%           1.7%           5.6%
                                                ------         ------         ------         ------
     Total revenues                              100.0%         100.0%         100.0%         100.0%

Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals sold                23.8%            --%          23.8%            --%
  Sales and marketing                             42.5%            --%          42.6%            --%
  Provision for doubtful receivables (1)           3.5%            --%           4.2%            --%

As a percentage of interest income:
  Interest                                        53.2%          34.8%          47.0%          34.7%

As a percentage of resort operations:
  Resort management                               84.1%            --%          86.3%            --%

As a percentage of total revenues:
  Provision for doubtful receivables (2)           0.0%           4.3%           0.4%           4.4%
  Depreciation and amortization                    3.3%           7.1%           4.2%           6.9%
  General and administrative                       9.6%          16.8%          10.0%          15.9%
                                                ------         ------         ------         ------
     Total expenses                               82.1%          61.3%          81.0%          60.0%

                                                ------         ------         ------         ------
Income before taxes                               17.9%          38.7%          19.0%          40.0%

Provision for income taxes                         7.1%          15.1%           7.8%          14.0%

Net income                                        10.8%          23.6%          11.3%          26.0%
                                                ======         ======         ======         ======

(1) Based on provision for doubtful receivables recorded on timeshare development.

(2) Based on provision for doubtful receivables recorded on timeshare financing.


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

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data
                             (Dollars in thousands)

                                                        June 30,        June 30,
                                                           1999            1998
                                                           ----            ----

A&D loans                                             $  31,390       $  50,140
Purchased receivables                                    93,410          88,070
Hypothecation loans                                       9,396          11,901
Consumer loans, owned                                    41,693             -0-
Other loans                                               6,384           1,002
                                                      ---------       ---------
   Total loans outstanding                            $ 182,273       $ 151,113

Specific reserves                                     $  18,551       $  17,126
General reserves                                          6,632           2,893
Overcollateralization                                     9,421           2,188
                                                      ---------       ---------
   Total reserves and overcollateralization           $  34,604       $  22,207

   Total reserves and overcollateralization
      as % of total loans                                  19.0%           14.7%

Chargebacks                                           $   2,999       $   3,082

Chargebacks as % of Consumer Financings
   (1&2)                                                    2.9%            3.1%

Allowance for doubtful accounts, beginning
   of year                                            $   3,835       $   2,442
Provision for loan losses                                   829             450
Allowance related to the acquisition of
   Kosmas transaction                                     2,157             -0-
Charges to allowance for doubtful accounts                 (189)              1
                                                      ---------       ---------
   Allowance for doubtful accounts, end
   of period                                          $   6,632       $   2,893

(1)   Consumer Financing includes Purchased receivables and Hypothecation loans.
(2)   Represents year-to-date amounts.


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

Item 6. Resignation of Registrant's Directors

        Not Applicable.

Item 7. Financial Statements and Exhibits

        Not Applicable

Item 8. Change in Fiscal Year

        Not Applicable.

Item 9. Sales of Equity Securities Pursuant to Regulation S

        Not Applicable.


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

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             EQUIVEST FINANCE, INC.


Date: August 3, 1999                         By:               /s/
                                                 ------------------------------
                                             Name:  Gerald L. Klaben, Jr.
                                             Title: Senior Vice President
                                                    & Chief Information Officer


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